UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2015

AGREE REALTY CORPORATION
(Exact name of registrant as specified in its Charter)

Maryland	1-12928	38-3148187
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

70 E. Long Lake Rd., Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (248) 737-4190

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors.

On January 7, 2015, Michael Rotchford voluntarily resigned from his position as a member of the Board of Directors of Agree Realty Corporation (the “Company”). Mr. Rotchford had served as a director of the Company for over 20 years. There were no disagreements between Mr. Rotchford and the Company or any officer or director of the Company which led to Mr. Rotchford’s resignation. With the resignation, Mr. Rotchford also resigned as Chairman of the Nominating and Governance Committee of the Board and as a member of the Executive Committee of the Board.

Also on January 7, 2015, the Board appointed Jerome R. Rossi to the Company’s Board of Directors, to serve until the Company’s annual meeting of shareholders in 2015 and until such time as his successor is duly elected and qualified, or until his earlier death, resignation or removal. The Company’s Board of Directors has determined that Mr. Rossi is an independent director under applicable NYSE rules. As a director of the Company, Mr. Rossi will receive an annual retainer of $22,500 from the Company, prorated for the current year based on the portion of the year for which Mr. Rossi will serve.

Mr. Rossi is a Senior Executive Vice President and Group President of The TJX Companies, Inc. and has over 45 years of executive experience in the retail sector. His responsibilities have included executive oversight of global real estate, global procurement, global sourcing services, logistics and transportation, new business development, information technology and e-commerce. Mr. Rossi, who began his career in 1967 as a Certified Public Accountant with Arthur Young & Co, intends to retire from his current position at The TJX Companies on January 31, 2015.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated January 7, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

Date: January 8, 2015	By:	/s/ BRIAN DICKMAN
Brian Dickman, Chief Financial Officer and Secretary

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated January 7, 2015.

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